Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Settles Litigation with Cornerstone Bank and Eliminates $5.2 million of Debt

RESTON, VA, Sep 22, 2009 (MARKETWIRE via COMTEX) – Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”) today announced that it had concluded its negotiations and entered into a settlement agreement and mutual release with Cornerstone Bank (“Cornerstone”) relating to previously announced litigation between the Company and Cornerstone. In connection with the settlement, Cornerstone has released the Company, and its subsidiary Mathis Partners, LLC, from their respective obligations and guarantees relating to $5.2 million of debt owed by the Company to Cornerstone.

The debt was guaranteed by the Company and related to an acquisition and construction loan originally provided by Haven Trust Bank in connection with a single family development project in Atlanta, Georgia known as The Gates of Luberon (the “Project”). The Project was acquired as part of the Company’s stock purchase of Parker Chandler Homes, Inc. and its subsidiaries. Under the terms of the settlement agreement, the parties have agreed to dismiss all pending litigation against each other, and Cornerstone has unconditionally released the Company from its obligations and guarantees relating to the debt in exchange for an immediate cash payment to Cornerstone of $50,000 and the delivery to Cornerstone of a non-interest bearing unsecured subordinate note in the amount of $400,000 with a three year term. As a result of completing the negotiations in September, the Company will write off the remaining carrying value of the Project and reduce the recorded value of the debt to the final settlement amount and expects to record a gain on troubled debt restructuring of approximately $1.2 million during the quarter ending September 30, 2009.

“The settlement of this litigation and elimination of this debt is an important step forward for Comstock Homebuilding,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Having reached agreements with Wachovia, Guggenheim, BB&T, Regions and now Cornerstone, we have made significant progress with regards to our efforts to stabilize our company. These agreements and signs that market conditions are improving in our core market of Washington, D.C. gives us reason to be optimistic about the future as we focus on concluding negotiations with our remaining lenders and securing our ability to return Comstock Homebuilding to positive results.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. and Raleigh, N.C. metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.